Exhibit 99.1

Assembly Biosciences Announces Additions to Management Team and Board of Directors

Accomplished industry veterans further strengthen leadership team;
Graham Cooper joins as CFO and COO and Helen S. Kim is appointed to Board of Directors

INDIANAPOLIS, March 12, 2018 – Assembly Biosciences, Inc. (NASDAQ: ASMB), a clinical-stage biotechnology company advancing a new class of oral therapeutics for the treatment of hepatitis B virus (HBV) infection and novel oral live biotherapeutics for disorders associated with the microbiome, today announced key additions to its management team and board of directors with the appointments of Graham Cooper and Helen S. Kim. Mr. Cooper has joined Assembly as its new chief financial officer (CFO) and chief operating officer (COO) effective March 8, 2018. Ms. Kim has been appointed to Assembly’s board of directors and will serve as a member of the Science and Technology Committee.

“We are excited to welcome Graham and Helen to the Assembly team and we expect to benefit greatly from their expertise as we execute on our strategy and approach potential major inflection points,” said Derek Small, president and chief executive officer. “Graham’s experience in building successful public biotech companies will be of significant value in helping Assembly navigate this next stage of our growth. Helen brings to Assembly an impressive track record of strategic leadership and operational implementation for companies advancing medicines to patients in need. Their insights and perspectives should be especially valuable as Assembly’s novel treatments for chronic HBV and diseases associated with the microbiome continue to advance in clinical development.”

Mr. Cooper will be assuming the roles previously held by David Barrett, one of Assembly’s co-founders, who has played a key role in building the company from its inception. Mr. Barrett will continue as a strategic advisor to Assembly.

“I want to sincerely thank David for the energy and leadership he has provided since founding what is now Assembly Biosciences, and for helping us create the strong multi-platform clinical stage company we are today,” said Mr. Small. “David remains an integral part of our team, and we look forward to continuing to work with him in his new role as strategic advisor.”

Mr. Cooper served most recently as chief financial officer of Receptos, where he helped to take them public and grow the organization to support an ambitious clinical development program ahead of its acquisition by Celgene in 2015. Previously, Mr. Cooper had similar roles at Geron and Orexigen Therapeutics. He worked in investment banking and public accounting earlier in his career. Mr. Cooper holds a BA in Economics from the University of California at Berkeley and an MBA from the Stanford Graduate School of Business.

Ms. Kim has over 27 years of experience in leadership roles in biotechnology. Most recently, Ms. Kim served as executive vice president of business development at Kite Pharma where she led all business and corporate development initiatives including its sale to Gilead in 2017. Previously, Ms. Kim served as chief business officer and then strategic advisor of NGM Biopharmaceuticals. Prior to NGM, she was the chief executive officer and president of Kosan Biosciences where she restructured and repositioned the company prior to its sale to Bristol-Myers Squibb in 2008. Ms. Kim's additional industry experience includes executive positions at Affymax, Onyx Pharmaceuticals, Protein Design Labs and Chiron Corporation.

In addition to her industry experience, Ms. Kim also recently served as chief program officer for the Gordon and Betty Moore Foundation. Currently, she serves as a director on the board of Exicure and Peloton Therapeutics. Ms. Kim received a BS in Chemical and Biomedical Engineering from Northwestern University and an MBA from the University of Chicago.

In connection with the appointment of Graham Cooper as the Company’s new CFO and COO, the Company made a grant on March 8, 2018 of non-qualified stock options to purchase 220,000 shares of the Company’s common stock with an exercise price of $57.53 per share, the closing price on March 8, 2018. The stock option grant was offered as a material inducement to Mr. Cooper to accept the Company’s offer of employment as its CFO and COO. The stock options have a ten-year term and vest over three years, with one-third vesting on the first anniversary of the date of grant and the remaining two-thirds vesting in substantially equal monthly installments over the next 24 months. The options in all cases are subject to Mr. Cooper’s continued service with Assembly through the applicable vesting dates and to acceleration upon the occurrence of certain events as set forth in the option agreement.

The Company also announced grants of options to three new employees to purchase an aggregate of 16,900 shares of Assembly’s common stock with an exercise price of $56.69 per share, the closing price on March 7, 2018. The stock options have a ten-year term and vest over four years, with one-fourth vesting on the first anniversary of the date of grant and the remaining three-fourths vesting in equal monthly installments thereafter. The options in all cases are subject to such employees’ continued service with Assembly through the applicable vesting dates and to acceleration upon the occurrence of certain events as set forth in the option agreements. None of these new employees are executive officers.

The stock options were granted outside of Assembly’s stockholder-approved equity incentive plans pursuant to Assembly’s 2017 Inducement Award Plan. The stock options were approved by the Compensation Committee of the Board of Directors, which is comprised solely of independent directors, as an inducement material to the employees entering into employment with Assembly in accordance with NASDAQ Listing Rule 5635(c)(4), which requires this public announcement.

About Assembly Biosciences
Assembly Biosciences, Inc. is a clinical-stage public biotechnology company developing two innovative platform programs: an HBV program advancing a new class of oral therapeutics for the treatment of hepatitis B virus (HBV) infection and a microbiome program developing novel oral live biotherapeutics designed to address diseases associated with the microbiome. Assembly's HBV program is advancing multiple drug candidates with the aim of increasing cure rates in patients with chronic HBV. The company's microbiome program consists of a fully integrated platform that includes a robust strain identification and selection process, methods for strain isolation and growth under current Good Manufacturing Practices and a patented delivery system, GEMICEL®, which allows for targeted oral delivery of live biologic and conventional therapies to the lower gastrointestinal tract. Assembly is developing a robust pipeline of product candidates in multiple disease indications. For more information, visit www.assemblybio.com.

Contacts

Investors:

Lauren Glaser

(415) 521-3828

lglaser@assemblybio.com